EXHIBIT 3.3

ARTICLES OF MERGER

Of

EJOBRESOURCE.COM

A California LLC

(The “Disappearing LLC”)

Into

eJobResource, Inc

A NEVADA Corporation

(The “Surviving Corporation”)

Pursuant to California Corporation Code Section 1100 and N.R.S. 92A.190, the undersigned corporations, respectively, by and through the undersigned officers, hereby set forth the following Articles of Merger:

1.

Filed simultaneously with these Articles of Merger is the Plan of Merger (set forth on Exhibit A attached hereto and incorporated herein by this reference), which has been adopted by EJOBRESOURCE.COM, a California LLC (the Disappearing LLC) and eJobResource, Inc, a NEVADA  corporation (the Surviving Corporation).

2.

The Surviving Corporation is not authorized to transact business in California, and hereby appoints the California Secretary of State as its agent for service of process in California in any proceeding to enforce any obligation or to enforce the rights of dissenting shareholders of the California corporation which is a party to the merger, and agrees to promptly pay any dissenting member of the Disappearing Corporation the amount to which the member is entitled pursuant to California law.

3.

The Surviving Corporation hereby amends its Articles of Incorporation as follows:

ARTICLE 1

NAME

The name of the Corporation is “eJobResource, Inc”

ARTICLE 4

AUTHORIZED SHARES

The aggregate number of shares that the Corporation shall have the authority to issue is one hundred million (100,000,000) shares of common stock with a par value of $0.0001 per share,

4.

The address of the known place of business of the Surviving Corporation is: 6920 Knott Avenue Suite A-C Buena Park, CA 90621

5.

The name and address of the statutory agent of the Surviving Corporation is:  6920 Knott Avenue Suite A-C Buena Park, CA 90621

6.

All issued and outstanding units of the Disappearing LLC held by its members voted for the Plan of Merger. All issued and outstanding shares of common stock of the Surviving Corporation held by its shareholders voted for the Plan of Merger.

7.

The merger is permitted under the laws of the respective states in which the Surviving Corporation and Disappearing LLC are incorporated and organized, and each have complied with such laws in effecting the merger.

8.

The Effective Date of the merger shall be the date upon which these Articles of Merger are filed by the office of the NEVADA Secretary of State.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of this 10th Day of October 2007.

“SURVIVING CORPORATION”

eJobResource, Inc,

A NEVADA corporation

By:      /s/ Andrew Yardley

Andrew Yardley, its President

“DISAPPEARING LLC”

EJOBRESOURCE.COM,

A California LLC

By:      /s/ Shailesh Shah

Shailesh Shah, its President

EXHIBIT A

PLAN OF MERGER

Pursuant to California Corporation Code Section 1100 and N.R.S. Chapter. 92A, as of October 10th 2007, EJOBRESOURCE.COM, a California LLC (the "Disappearing LLC") and eJobResource, Inc, a NEVADA  Corporation (the "Surviving Corporation") adopted a Plan of Merger as set forth below:

1.  On the Effective Date set forth in the Articles of Merger, the Disappearing Corporation shall be merged into the Surviving Corporation and the Disappearing LLC's separate existence shall cease.  The Surviving Corporation shall continue its corporate existence under the laws of the State of NEVADA  and shall continue to operate under the name of “eJobResource, Inc”, and the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as private nature, of each of the parties to the merger; and all property, real, personal or mixed, and all debts due on whatever account, including subscriptions for units and all and every other interest of or belongs to or due to each of the parties to the merger shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either party to the merger shall not revert or be in any way impaired by reason of such merger; and Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each party to the merger, and any claim existing or action or proceeding pending by or against either entity may be prosecuted as if such merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either party shall be impaired by the merger.

2.   On or before the Effective Date, the Articles of Merger shall be filed with the California Corporation Commission and the NEVADA Secretary of State, in the form and manner required by the laws of the States of California and NEVADA.  If required, the Articles of Merger shall be published thereafter in accordance with applicable law, and any required affidavit of publication shall be filed in the manner and within the time period provided by applicable law.

3.   After the Effective Date, the parties shall give effect to the merger as though the merger had taken place on the Effective Date, to the extent permitted by law and not inconsistent with the specific terms of the Plan of Merger.

4.   The Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation, as amended by the Articles of Merger.

5.   The Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Date, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law.

6.    Upon the Effective Date, Andrew Yardley shall resign from all duties including President and Director of the Surviving Corporation immediately prior to the Effective Date.  EJOBRESOURCE.COM designees shall serve as the president and directors of the Surviving Corporation; to serve until the next annual meeting of the shareholders of the Surviving Corporation.

7.    eJobResource, Inc shall exchange and deliver to the Shareholders a total of  20,700,000 restricted units of the common stock of eJobResource. Inc The eJobResource, Inc shares shall be issued with a restrictive legend in accordance with the rules and regulations of the Securities and Exchange Commission

8.    At the Closing, the Shareholders shall exchange and deliver to eJobResource, Inc a total of 2 units of EJOBRESOURCE.COM which represents one hundred percent (100%) of the issued and outstanding units of EJOBRESOURCE.COM.

9.    This Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

10.    This Plan of Merger shall be construed and interpreted in accordance with the laws of the State of NEVADA.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Plan of Merger has been executed this 10TH Day of October by the duly authorized officers pursuant to the authority of the shareholders of the Surviving Corporation and the Disappearing Corporation.

“SURVIVING CORPORATION”

eJobResource, Inc, a NEVADA corporation

By: /s/ Andrew Yardley

Andrew Yardley

Its: President

“DISAPPEARING LLC”

EJOBRESOURCE.COM, a California LLC

By: /s/ Shailesh Shah

Shailesh Shah

Its: President